EXHIBIT 99.1

Finish Line Declares Quarterly Cash Dividend

INDIANAPOLIS, July 20, 2012 –The Finish Line, Inc. (NASDAQ: FINL) announced today that its board of directors has declared a quarterly cash dividend of $0.06 per share of outstanding Class A common stock. The quarterly cash dividend will be payable September 17, 2012 to shareholders of record as of August 31, 2012.

In other board actions, the Board’s independent directors appointed William P. Carmichael as Lead Director of the Board for the coming year. Carmichael has been a Board member of the Company since 2003 and will continue to serve as Chairman of the Audit Committee.

About The Finish Line, Inc.
The Finish Line, Inc. is a premium retailer of athletic shoes, apparel and accessories. Headquartered in Indianapolis, the company has two retail divisions – Finish Line, which operates 638 Finish Line brand stores in malls across the United States, and the Running
Specialty Group, which operates 19 specialty running shops in seven states and the District of Columbia under The Running Company banner.

Finish Line stores employ more than 11,000 sneakerologists who help customers every day connect with their sport, their life and their style. Online shopping is available at www.finishline.com and mobile shopping is available at m.finishline.com. Follow Finish Line on Twitter at Twitter.com/FinishLine and “like” Finish Line on Facebook at Facebook.com/FinishLineUSA.

The Running Company stores carry a deep assortment of performance running shoes, apparel and accessories. Their trained experts advise everyone from beginners to advanced runners and provide free gait analysis to ensure the proper fit for each customer. The Running Company is tightly connected to its communities, hosting regular neighborhood group runs and sponsoring local races. More information on The Running Company can be found at www.therunningcompany.net.

Forward-Looking Statements
This news release may contain certain statements that the company believes are, or may be considered to be, “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as “believe”, “future”, “intend”, “plan”, “will”, “continue”, “create”, “potential”, “confidence”, or other similar words, or statements that describe objectives, plans or goals. All of these forward-looking statements are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contemplated by the relevant forward-looking statement. There are several principal risk factors that could cause actual performance and future actions to differ materially from the forward-looking statements, as noted in previous releases. The forward-looking statements included herein are made only as of the date of this report and the company undertakes no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

Media Contact:	Investor Contact:
Megan Faulkner	Ed Wilhelm
Corporate Communications	Chief Financial Officer
317-613-6985	317-613-6914